Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 27, 2024, relating to the consolidated financial statements of Aethlon Medical, Inc., which appears in the Company’s Annual Report on Form 10-K for the year ended March 31, 2024. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern.

/s/ Baker Tilly US, LLP

San Diego, California

November 15, 2024